Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been prepared to reflect the merger of CapitalSource and TierOne. Such information, which was prepared using historical financial information that is derived from financial statements of CapitalSource and TierOne presented in their prior filings with the SEC and preliminary estimates of fair value as further described below, is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been completed as of the dates indicated. Additionally, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the future financial condition or operating results of the combined company. Further, the historical consolidated financial information presented herein has been adjusted to give effect to pro forma events that are directly attributable to the merger, are factually supportable and are expected to have a continuing impact on the combined results. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of CapitalSource and TierOne, which are presented in their prior filings with the SEC, and which are incorporated herein by reference.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of CapitalSource and the historical consolidated statement of financial condition of TierOne, giving effect to the merger as if it had been completed on March 31, 2007. Such information was prepared using the purchase method of accounting with CapitalSource treated as the acquiring entity. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. Additionally, in the unaudited pro forma condensed combined balance sheet, CapitalSource’s cost to acquire TierOne has been allocated to the assets to be acquired and liabilities to be assumed based upon preliminary estimates of their fair value, as further discussed below.

The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2007 and for the year ended December 31, 2006, combine the historical consolidated statements of income of CapitalSource and TierOne, giving effect to the merger as if it had been completed on January 1, 2006. Such information includes certain purchase accounting adjustments, such as increased depreciation and amortization expense on acquired assets. Additionally, such information does not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

Based on CapitalSource’s review of TierOne’s summary of significant accounting policies disclosed in their historical consolidated financial statements and related notes, the nature and amount of any adjustments to the historical financial statements of TierOne to conform their accounting policies to those of CapitalSource are not expected to be significant. Upon completion of the merger, further review of TierOne’s accounting policies and financial statements may result in required revisions to TierOne’s policies and reporting classifications to conform to those of CapitalSource.

For purposes of calculating a preliminary purchase price for inclusion in these unaudited pro forma condensed combined financial statements, we assumed that the merger was completed on May 17, 2007, which is the date of the merger agreement, and valued common stock to be issued by CapitalSource using the average price of CapitalSource common stock for the two business days before and through the two business days after May 17, 2007, as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). Based on the closing price of CapitalSource’s common stock on May 17, 2007, TierOne shareholders would have been entitled to elect to receive a portion of their merger consideration in either additional CapitalSource common stock or cash. In this regard, and for purposes of estimating purchase price, we assumed that 50% of TierOne shareholders would elect to receive common stock and 50% would elect to receive cash. Holding all other assumptions constant, the estimated purchase price ranges between $665.1 million and $667.7 million, depending on the elections made by TierOne shareholders with regard to receipt of cash and CapitalSource common stock. Final determination of the purchase price may be materially different from that presented herein.

In consideration of the assumptions discussed above, the estimated purchase price of $666.4 million was calculated as follows (amounts identified below are expressed in thousands, except per share data and ratios):

Purchase Price

Shares of TierOne common stock outstanding as of May 17, 2007	18,053.70
Multiplied by cash paid per share	$6.80

Estimated cash consideration paid		$122,765

Shares of TierOne common stock outstanding as of May 17, 2007	18,053.70
Exchange ratio	0.675
Multiplied by CapitalSource’s average common stock price for the two business days before and through the two business days after May 17, 2007	$25.49

Estimated value of CapitalSource common stock issued		$310,627

Merger consideration subject to shareholder election:
Shares of TierOne common stock outstanding as of May 17, 2007	18,053.70
Exchange ratio(1)	0.394
Percentage of TierOne shareholders electing to receive additional equity consideration	50%
Multiplied by CapitalSource’s average common stock price for the two business days before and through the two business days after May 17, 2007	$25.49

Estimated value of additional CapitalSource common stock issued		$90,757

Shares of TierOne common stock outstanding as of May 17, 2007	18,053.70
Percentage of TierOne shareholders electing to receive additional cash consideration	50%
Multiplied by additional cash paid per share	$10.20

Estimated amount of additional cash consideration paid		$92,074

Estimated cash paid to settle TierOne’s outstanding stock options		29,760
Estimated merger related costs		20,396

Total estimated purchase price		$666,379

(1)	Pursuant to the terms of the merger agreement, this exchange ratio will be determined based on the ten-day average closing price of CapitalSource common stock prior to the completion of the merger. For purposes of this preliminary purchase price calculation, we determined the exchange ratio based on the closing price of CapitalSource’s common stock on May 17, 2007 of $25.86.

These unaudited pro forma condensed combined financial statements reflect the allocation of purchase price, as estimated above, to TierOne’s assets and liabilities based upon their estimated fair values as of March 31, 2007. The purchase price allocation is preliminary and has been made solely for the purpose of providing unaudited pro forma condensed combined financial statements and is subject to revision based on the final determinations of purchase price and fair values after completion of the merger. Final determinations of fair values and the allocation of the purchase price may be materially different from those presented herein. The purchase price has been allocated to the net tangible and intangible assets to be acquired and liabilities to be assumed by CapitalSource in connection with the merger as follows ($ in thousands):

Preliminary
Fair Value(2)

Cash and cash equivalents	$84,178
Loans, net (including loans held for sale)	2,995,568
Investments	132,043
Goodwill	275,817
Other assets	290,459
Deposits	(2,149,735)
Repurchase agreements	(23,841)
Term debt	(810,465)
Subordinated debt	(30,928)
Other liabilities	(96,717)

Total	$666,379

(2)	See the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for further discussion of the estimated fair value adjustments made to TierOne’s assets and liabilities.

CAPITALSOURCE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2007
($ in thousands)

					Pro Forma
		TierOne	Pro Forma		Combined
	CapitalSource Inc.	Corporation(a)	Adjustments		CapitalSource Inc.

ASSETS
Cash and cash equivalents	$308,770	$84,178	$(244,599)	(b)	$148,349
Restricted cash	135,550	—	—		135,550
Mortgage-related receivables, net	2,239,257	—	—		2,239,257
Mortgage-backed securities pledged, trading	3,372,329	—	—		3,372,329
Receivables under reverse-repurchase agreements	26,315	—	—		26,315
Loans held for sale	156,650	14,699	—		171,349
Loans, net	8,205,954	2,996,245	5,763	(c)	11,207,962
Direct real estate investments, net	805,650	—	—		805,650
Investments	185,710	132,043	65,167	(d)	382,920
Goodwill	5,344	42,162	233,655	(e)	281,161
Other assets	222,804	171,934	32,219	(f)(d)(c)	426,957

Total assets	$15,664,333	$3,441,261	$92,205		$19,197,799

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$—	$2,150,753	$(1,018)	(g)	$2,149,735
Repurchase agreements	3,309,559	23,841	—		3,333,400
Unsecured credit facilities	492,758	—	—		492,758
Secured credit facilities	2,932,262	—	—		2,932,262
Term debt	5,423,317	809,548	917	(h)	6,233,782
Convertible debt	555,000	—	—		555,000
Subordinated debt	485,453	30,928	—		516,381
Other liabilities	202,852	61,771	55,342	(i)	319,965

Total liabilities	13,401,201	3,076,841	55,241		16,533,283

Noncontrolling interests	44,797	—	—		44,797

Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	1,882	226	(69)	(j)	2,039
Additional paid-in-capital	2,302,393	360,553	40,674	(j)	2,703,620
(Accumulated deficit) retained earnings	(56,067)	120,471	(120,471)	(j)	(56,067)
Accumulated other comprehensive income (loss), net	53	(517)	517	(j)	53
Treasury stock, at cost	(29,926)	(105,025)	105,025	(j)	(29,926)
Unallocated common stock held by Employee Stock Ownership Plan	—	(11,288)	11,288	(j)	—

Total shareholders’ equity	2,218,335	364,420	36,964		2,619,719

Total liabilities, noncontrolling interests and shareholders’ equity	$15,664,333	$3,441,261	$92,205		$19,197,799

See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a) Certain reclassifications have been made to conform TierOne’s historical presentation of assets and liabilities to the classification approach that was historically used by CapitalSource.

(b) Represents an adjustment to record the estimated cash consideration to be paid by CapitalSource upon consummation of the merger, which includes $29.8 million that is expected to be paid to settle TierOne’s outstanding stock options. See further discussion above concerning assumptions used to estimate purchase price. Based on the assumptions described above, the estimated cash consideration to be paid ranges between $122.8 million and $306.9 million, excluding the estimated cash paid to settle TierOne’s outstanding stock options, depending on the elections made by TierOne shareholders with regard to receipt of cash and CapitalSource common stock.

(c) Represents an adjustment that is comprised of (i) a $15.4 million reduction to loans, net for purposes of presenting amounts historically reported by TierOne on a fair value basis for purchase accounting purposes and (ii) a $21.1 million reclassification of accrued interest receivable from other assets to loans, net for purposes of conforming TierOne’s historical presentation of such assets to the classification approach historically used by CapitalSource. The fair value adjustment to loans, net does not include any adjustment to the allowance for loan losses historically reported by TierOne.

(d) Represents (i) a $63.7 million reclassification of FHLBank Topeka stock and certain other investments from other assets to investments and (ii) a $1.5 million reclassification of the investment related portion of accrued interest receivable from other assets to investments for purposes of conforming TierOne’s historical presentation of such assets to the classification approach historically used by CapitalSource.

(e) Represents an adjustment to both eliminate TierOne’s historical goodwill and record a preliminary estimate of approximately $276 million in goodwill that would be recognized upon consummation of the merger. Refer to the purchase price allocation table provided above for further information.

(f) Represents adjustments to present intangible assets and property and equipment as historically reported by TierOne on a fair value basis for purchase accounting purposes as follows ($ in thousands):

Core deposit intangible assets	$74,671
Trade name	19,400
Non-compete agreements	2,200
Mortgage servicing rights	3,220
Property and equipment	16,062
Eliminate historical intangible assets (excluding goodwill)	(8,316)

$107,237

This adjustment also includes (i) $11.3 million to record the loan receivable from TierOne’s Employee Stock Ownership Plan and (ii) offsetting reclassifications of $86.3 million, which are described above in footnotes (c) and (d), to conform to the classification approach historically used by CapitalSource.

(g) Represents an adjustment to present time deposits as historically reported by TierOne on a fair value basis for purchase accounting purposes.

(h) Represents an adjustment to present term debt obligations as historically reported by TierOne on a fair value basis for purchase accounting purposes.

(i) Represents an adjustment to recognize a liability related to (i) estimated merger related costs of $20.4 million, and (ii) estimated incremental deferred income taxes of $34.9 million as required by SFAS No. 109, Accounting for Income Taxes. The estimated merger related costs include professional fees incurred by CapitalSource and payments to be made to certain TierOne executives pursuant to their revised employment agreements which will be made upon consummation of the merger without regard to any future service to CapitalSource. The estimated deferred tax liability relates to the difference between the estimated fair value adjustments to TierOne’s assets and liabilities that are recognized through purchase accounting (exclusive of goodwill) and the carryover tax basis of such amounts. A combined statutory federal and blended state income tax rate of 38% attributable to our taxable REIT subsidiaries was used to estimate these adjustments.

(j) Represents an adjustment to (i) eliminate TierOne’s historical book value and (ii) record approximately $401 million of equity consideration to be paid by CapitalSource upon consummation of the merger. See further discussion above concerning assumptions used to estimate purchase price. Based on the assumptions described above, the estimated value of the equity consideration to be paid ranges between $310.6 million and $492.1 million, depending on the elections made by TierOne shareholders with regard to receipt of cash and CapitalSource common stock.

CAPITALSOURCE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the three months ended March 31, 2007
($ in thousands, except per share data)

					Pro Forma
		TierOne	Pro Forma		Combined
	CapitalSource Inc.	Corporation(a)	Adjustments		CapitalSource Inc.

Net investment income:
Interest income	$289,554	$58,665	$(1,429)	(b)(c)	$346,790
Fee income	50,027	—	—		50,027

Total interest and fee income	339,581	58,665	(1,429)		396,817
Operating lease income	20,288	—	—		20,288

Total investment income	359,869	58,665	(1,429)		417,105
Interest expense	186,649	27,470	—		214,119

Net investment income	173,220	31,195	(1,429)		202,986
Provision for loan losses	14,926	1,468	—		16,394

Net investment income after provision for loan losses	158,294	29,727	(1,429)		186,592

Operating expenses:
Compensation and benefits	40,014	13,118	—		53,132
Other administrative expenses	25,308	8,381	2,756	(d)	36,445

Total operating expenses	65,322	21,499	2,756		89,577

Other income (expense):
Diligence deposits, forfeited	862	—	—		862
Gain on investments, net	6,163	—	—		6,163
(Loss) gain on derivatives	(2,255)	84	—		(2,171)
Loss on residential mortgage investment portfolio	(5,698)	—	—		(5,698)
Other income, net of expenses	6,977	6,920	(172)	(e)	13,725

Total other income	6,049	7,004	(172)		12,881

Noncontrolling interests expense	1,330	—	—		1,330
Net income before income taxes	97,691	15,232	(4,357)		108,566
Income taxes	19,001	5,854	(1,656)	(f)	23,199

Net income	$78,690	$9,378	$(2,701)		$85,367

Net income per share:
Basic	$0.44				$0.44
Diluted	$0.43				$0.43
Average shares outstanding:
Basic	179,324,672		15,746,724	(g)	195,071,396
Diluted	181,743,884		15,746,724	(g)	197,490,608

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Income.

CAPITALSOURCE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2006
($ in thousands, except per share data)

					Pro Forma
		TierOne	Pro Forma		Combined
	CapitalSource Inc.	Corporation(a)	Adjustments		CapitalSource Inc.

Net investment income:
Interest income	$1,016,533	$223,887	$(6,182)	(b)(c)	$1,234,238
Fee income	170,485	—	—		170,485

Total interest and fee income	1,187,018	223,887	(6,182)		1,404,723
Operating lease income	30,742	—	—		30,742

Total investment income	1,217,760	223,887	(6,182)		1,435,465
Interest expense	606,725	98,019	—		704,744

Net investment income	611,035	125,868	(6,182)		730,721
Provision for loan losses	81,562	6,053	—		87,615

Net investment income after provision for loan losses	529,473	119,815	(6,182)		643,106

Operating expenses:
Compensation and benefits	135,912	49,064	—		184,976
Other administrative expenses	80,140	32,705	12,612	(d)	125,457

Total operating expenses	216,052	81,769	12,612		310,433

Other income:
Diligence deposits, forfeited	6,462	—	—		6,462
Gain on investments, net	12,101	—	—		12,101
Gain on derivatives	2,485	3	—		2,488
Gain on residential mortgage investment portfolio	2,528	—	—		2,528
Other income, net of expenses	13,752	29,081	(776)	(e)	42,057

Total other income	37,328	29,084	(776)		65,636

Noncontrolling interests expense	4,711	—	—		4,711

Net income before income taxes and cumulative effect of accounting change	346,038	67,130	(19,570)		393,598
Income taxes	67,132	25,815	(7,437)	(f)	85,510

Net income before cumulative effect of accounting change	278,906	41,315	(12,133)		308,088
Cumulative effect of accounting change, net of taxes	370	—	—		370

Net income	$279,276	$41,315	$(12,133)		$308,458

Net income per share:
Basic	$1.68				$1.69
Diluted	$1.65				$1.67
Average shares outstanding:
Basic	166,273,730		15,746,724	(g)	182,020,454
Diluted	169,220,007		15,746,724	(g)	184,966,731

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(a) Certain reclassifications have been made to conform TierOne’s historical presentation of revenues and expenses to the classification approach that was historically used by CapitalSource.

(b) Represents an increase to interest income of $0.6 million and $2.4 million for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, to reflect the effects of the amortization of purchase accounting adjustments made in connection with TierOne’s loan portfolio (as further described above). Such adjustments are recognized over the estimated weighted average contractual life of the loan portfolio, which is approximately six years.

(c) Represents a decrease to interest income of $2.0 million and $8.6 million for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, to reflect the effects of the estimated cash consideration to be paid by CaptialSource upon consummation of the merger (as further described above). See further discussion above concerning assumptions used to estimate purchase price. Based on these assumptions, the estimated decrease to interest income related to the estimated cash consideration to be paid ranges between $1.3 million and $2.8 million for the three months ended March 31, 2007 and between $5.4 million and $11.9 million for the year ended December 31, 2006, depending on the elections made by TierOne shareholders with regard to receipt of cash and CapitalSource common stock.

(d) Represents adjustments to depreciation and amortization expense to reflect the effects of the amortization of purchase accounting adjustments made in connection with TierOne’s intangible assets and property and equipment (as further described above) as follows ($ in thousands):

	Three Months
	Ended	Year Ended
	March 31,	December 31,	Amortization
	2007	2006	Period

Core deposit intangible assets	$2,384	$11,165	10 years
Trade name	194	776	25 years
Non-compete agreement	275	1,100	2 years
Property and equipment	327	1,323	Remaining useful lives (up to 20 years)
Eliminate amortization of historical core deposit intangible assets	(424)	(1,752)

	$2,756	$12,612

The estimated amortization expense for all of the above assets, other than the core deposit intangible assets, was calculated using the straight line method over the periods described above. The amortization expense related to TierOne’s core deposit intangible assets was calculated using an accelerated amortization method over a 10 year period. The estimated amortization expense of these core deposit intangible assets over the five year period following completion of the merger, assuming an effective tax rate of 38%, would be as follows ($ in thousands):

	Amortization	Amortization Expense,
	Expense	Net of Taxes

Year 1	$11,165	$6,922
Year 2	9,537	5,913
Year 3	8,766	5,435
Year 4	8,071	5,004
Year 5	7,442	4,614

(e) Represents an adjustment to amortization expense to reflect the effects of the amortization of purchase accounting adjustments made in connection with TierOne’s mortgage servicing rights (as further described above). The estimated amortization expense related to TierOne’s mortgage servicing rights was calculated using an accelerated amortization method over a six year period. The estimated amortization expense of these mortgage servicing rights over the five year period following completion of the merger, assuming an effective tax rate of 38%, would be as follows ($ in thousands):

	Amortization	Amortization Expense,
	Expense	Net of Taxes

Year 1	$776	$481
Year 2	688	427
Year 3	594	368
Year 4	509	316
Year 5	434	269

(f) Represents an adjustment to record the tax effect of the pro forma adjustments that was estimated using a combined statutory federal and blended state income tax rate of 38% attributable to our taxable REIT subsidiaries.

(g) Represents an adjustment to record estimated shares of CapitalSource common stock to be issued as consideration to be paid by CapitalSource upon consummation of the merger. See further discussion above concerning assumptions used to estimate purchase price. Based on the assumptions described above, the estimated number of shares of CapitalSource common stock to be issued ranges between 12.2 million shares and 19.3 million shares, depending on the elections made by TierOne shareholders with regard to receipt of cash and CapitalSource common stock. As a result basic net income per share ranges between $0.43 and $0.45 and diluted net income per share between $0.42 and $0.44 for the three months ended March 31, 2007. For the year ended December 31, 2006, and for these same reasons, basic net income per share ranges between $1.66 and $1.73 and diluted net income per share between $1.64 and $1.70.